EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

ATP Oil & Gas Corporation:

We consent to the use of our report dated March 26, 2003, incorporated by reference herein, with respect to the consolidated balance sheets of ATP Oil & Gas Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of ATP Oil & Gas Corporation and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for derivative instruments and hedging activities, effective January 1, 2001.

/s/ KPMG LLP

May 28, 2003